EXHIBIT 99.1

April 23, 2003

Madeline Hopkins (610) 341-4357	Michael J. Ruane (610) 341-8709	Internet www.sungard.com

SUNGARD ANNOUNCES FIRST QUARTER 2003 RESULTS

Reaffirms 2003 Outlook

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated IT solutions for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended March 31, 2003 was $76 million, a 9% increase over $70 million for the first quarter of 2002.

Diluted net income per share for the quarter was $0.26, up 8% over comparable results of $0.24 reported in 2002. Details concerning merger-related items (which were less than $0.01 per share in 2002 and none in 2003) are described in the Notes attached to this release.

Revenue for the first quarter of 2003 was $675 million, an increase of 11% over $608 million reported in the year-ago quarter. Revenue from businesses owned for at least a year (internal revenue) was unchanged from the same period in 2002.

Cristóbal Conde, president and chief executive officer, commented, “SunGard performed well in the quarter. Our emphasis on execution really shines in difficult times, when strong companies become stronger and weak companies become weaker. Customers are deepening their relationships with solid vendors like SunGard to help improve operational efficiency and resilience. SunGard’s competitive position is stronger than ever.”

“We reiterate our outlook for 2003 diluted net income per share in the range of $1.24 to $1.29. This outlook assumes neither a rebound nor a further deterioration in demand. Furthermore, because the timing and magnitude of acquisitions are unpredictable, our outlook assumes that we will continue to have no merger-related items in 2003. Our first quarter results are consistent with both our outlook for the year and the normal quarterly pattern of our business,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 3% to $343 million for the quarter. ISS internal revenue declined approximately 4% for the quarter, due primarily to the economic slowdown, especially in the financial services industry.

Availability Services (AS) revenue increased 21% to $287 million for the quarter, and AS internal revenue increased approximately 5% for the quarter. The integration of Guardian iT plc into SunGard is proceeding well and according to plan.

Other Businesses revenue increased 10% to $26 million for the quarter. Internal revenue increased approximately 1% for the quarter. In March 2003, SunGard acquired H.T.E., Inc., a leader in government information technologies. It joined the SunGard Public Sector and Non-Profit Systems Group.

In the first quarter, SunGard signed a noteworthy deal that encompassed services from both ISS and AS with ABN AMRO, one of the world’s largest banks. ABN AMRO selected SunGard’s Credient for global limits and credit risk management. Credient will be used by traders and middle-office staff in over 65 locations in 45 countries. It will aggregate data from ABN AMRO’s trading systems, including other SunGard solutions such as Infinity and BRASS. SunGard will host Credient in SunGard Availability Services’ European data centers, providing a fully resilient business continuity service.

SunGard has exceptional financial strength and flexibility, enabling it to further invest in its existing businesses and to acquire new ones. In the quarter, SunGard completed three acquisitions for total cash payments of approximately $200 million. As of March 31, 2003 cash balances were $365 million and long-term debt was $187 million. In April, SunGard borrowed an additional $140 million under its existing credit agreement and spent approximately $160 million to close the previously announced acquisition of Caminus Corporation.

Webcast

SunGard will hold its regular quarterly earnings conference call on April 24, 2003, beginning at 9:00 a.m. EDT. You may listen to the call live at www.vcall.com. An audio replay of the call will be available beginning at noon that day through midnight on Thursday, May 1, 2003. To listen to the replay, go to www.vcall.com or dial 719-457-0820, code 604706. Recording of the call is prohibited without the express prior written consent of SunGard. A copy of this press release and any additional financial and statistical data are posted at www.sungard.com/investors under SunGard Financial Reports. All statements made by SunGard officers on this call and information posted on the SunGard Web site are the copyrighted property of SunGard.

About SunGard

SunGard is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services institutions. SunGard is a member of the S&P 500 and has annual revenues of more than $2 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, BRASS, Credient and Infinity are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about SunGard’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as: the effect of general economic conditions on information technology spending levels, trading volumes and services revenues; the overall condition of the financial services industry and the effect of further consolidation among financial services firms; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances, including those resulting in more alternatives for dedicated high-availability services; the integration and performance of acquired businesses, including the availability services business of Guardian iT plc, acquired on July 1, 2002; the prospects for future acquisitions; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect SunGard, its business or future financial results, as and when applicable, are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from SunGard without charge. The Company assumes no obligation to update this document as a result of new information or future events.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Year to Date
	March 31,
	2003	2002
Revenues:
Services	$620,235	$544,114
License and resale fees	36,713	50,125

Total products and services	656,948	594,239
Reimbursed expenses	17,613	13,984

	674,561	608,223

Costs and expenses:
Cost of sales and direct operating	303,410	255,216
Sales, marketing and administration	129,466	131,021
Product development	42,046	42,405
Depreciation and amortization	56,228	47,308
Amortization of acquisition-related intangible assets	17,235	13,990
Merger costs	—	1,677

	548,385	491,617

Income from operations	126,176	116,606
Interest income	1,276	2,336
Interest expense	(1,768)	(4,153)

Income before income taxes	125,684	114,789
Income taxes	49,645	44,768

Net income	$76,039	$70,021

Basic net income per common share	$0.27	$0.25

Shares used to compute basic net income per common share	283,933	281,243

Diluted net income per common share	$0.26	$0.24

Shares used to compute diluted net income per common share	288,381	291,184

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Year to Date
	March 31,
	2003	2002*
Revenues:
Investment support systems	$343,269	$332,811
Availability services	287,252	237,310
Other businesses	26,427	24,118
Reimbursed expenses	17,613	13,984

	$674,561	$608,223

Income from operations:
Investment support systems	$67,179	$77,280
Availability services	66,091	46,017
Other businesses	3,622	4,272
Corporate administration	(10,716)	(9,286)
Merger costs	—	(1,677)

	$126,176	$116,606

Operating margin:
Investment support systems	19.6%	23.2%

Availability services	23.0%	19.4%

Other businesses	13.7%	17.7%

Total	18.7%	19.2%

*	Reclassified for comparative purposes (see Note 2).

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited)
	March 31, 2003	December 31, 2002
Assets:
Current:
Cash and equivalents	$365,289	$439,735
Accounts receivable, net	548,188	566,548
Prepaid expenses and other current assets	223,659	128,733

Total current assets	1,137,136	1,135,016
Property and equipment, net	573,760	566,199
Software products, net	180,493	132,083
Deferred income taxes and other assets, net	515,156	509,248
Goodwill	1,067,873	939,050

	$3,474,418	$3,281,596

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$17,511	$18,128
Accounts payable and accrued expenses	507,348	426,294
Deferred revenue	457,219	426,811

Total current liabilities	982,078	871,233
Long-term debt	186,673	187,964
Stockholders’ equity	2,305,667	2,222,399

	$3,474,418	$3,281,596

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-Related Items

The Company has an active acquisition program, but does not budget for acquisitions, because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount. Accordingly, when assessing its financial results, the Company focuses on results before merger-related items. The following information concerning merger-related items is presented in order to show their impact on net income and diluted net income per common share.

	(unaudited)
	Year to Date		Year Ended December 31, 2002
	March 31,
(in thousands, except per-share amounts)	2003	2002
Net income	$76,039	$70,021	$325,641

Merger costs:
Costs associated with the acquisition of remaining interest in Brut, LLC	—	—	3,320
Costs associated with the acquisition of Guardian iT plc (Guardian):
Accounting, investment banking and other costs	—	—	903
Facility shut-down costs	—	—	9,503
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Facility shut-down and severance costs	—	1,677	(1,203)

	—	1,677	12,523

Other income:
Items related to the acquisition of Guardian:
Gain on foreign currency purchased in advance of closing of the acquisition	—	—	(2,993)
Equity in after-tax loss for the period between the acquisition of a 24.9% interest and the completion of the acquisition	—	—	2,263

	—	—	(730)

Total merger-related items	—	1,677	11,793
Tax effect of merger-related items	—	654	3,223

After-tax effect of merger-related items	—	1,023	8,570

Net income, excluding merger-related items	$76,039	$71,044	$334,211

Diluted net income per common share	$0.26	$0.24	$1.12

Diluted net income per common share, excluding merger-related items	$0.26	$0.24	$1.15

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (continued)

Note 2. Supplemental 2002 Income Statement Information Adjusted for Segment Reclassification

2002 segment information has been adjusted for the January 2003 reclassification of one business unit from Other Businesses to Investment Support Systems.

	Three Months Ended				Year Ended Dec. 31
(in thousands) (unaudited)	March 31	June 30	Sept. 30	Dec. 31
Revenues:
Investment support systems	$332,811	$344,791	$332,644	$368,261	$1,378,507
Availability services	237,310	238,230	284,655	289,787	1,049,982
Other businesses	24,118	26,365	26,932	24,411	101,826
Reimbursed expenses	13,984	13,942	15,684	19,312	62,922

	$608,223	$623,328	$659,915	$701,771	$2,593,237

Income from operations:
Investment support systems	$77,280	$82,584	$73,477	$87,489	$320,830
Availability services	46,017	59,626	71,973	80,193	257,809
Other businesses	4,272	5,707	5,550	3,612	19,141
Corporate administration	(9,286)	(10,598)	(8,417)	(9,723)	(38,024)
Merger costs	(1,677)	—	(10,519)	(327)	(12,523)

	$116,606	$137,319	$132,064	$161,244	$547,233

Operating margin:
Investment support systems	23.2%	24.0%	22.1%	23.8%	23.3%

Availability services	19.4%	25.0%	25.3%	27.7%	24.6%

Other businesses	17.7%	21.6%	20.6%	14.8%	18.8%

Total	19.2%	22.0%	20.0%	23.0%	21.1%